SCHEDULE A

TO THE ADMINISTRATION AGREEMENT

(Amended as of October 15, 2018)

The Administrator receives a pro-rata portion of the following annual fee on behalf of each Fund for administrative services: 0.085% of the average daily net assets of each Fund.

Name
JPMorgan Diversified Return Global Equity ETF
JPMorgan Diversified Return International Equity ETF
JPMorgan Diversified Return Emerging Markets Equity ETF
JPMorgan Diversified Return U.S. Equity ETF
JPMorgan Diversified Return International Currency Hedged ETF
JPMorgan Diversified Alternatives ETF
JPMorgan Event Driven ETF
JPMorgan Diversified Return Europe Equity ETF
JPMorgan Diversified Return Europe Currency Hedged ETF
JPMorgan Diversified Return U.S. Mid Cap Equity ETF
JPMorgan Diversified Return U.S. Small Cap Equity ETF
JPMorgan Disciplined High Yield ETF
JPMorgan Global Bond Opportunities ETF
JPMorgan Ultra-Short Income ETF
JPMorgan U.S. Dividend ETF
JPMorgan U.S. Minimum Volatility ETF
JPMorgan U.S. Momentum Factor ETF
JPMorgan U.S. Quality Factor ETF
JPMorgan U.S. Value Factor ETF
JPMorgan Long/Short ETF
JPMorgan Managed Futures Strategy ETF
JPMorgan USD Emerging Markets Sovereign Bond ETF
JPMorgan BetaBuilders Canada ETF
JPMorgan BetaBuilders Developed Asia ex-Japan ETF
JPMorgan BetaBuilders Europe ETF
JPMorgan BetaBuilders Japan ETF
JPMorgan BetaBuilders MSCI US REIT ETF
JPMorgan Corporate Bond Research Enhanced ETF
JPMorgan Income Builder Blend ETF
JPMorgan Municipal ETF
JPMorgan Ultra-Short Municipal ETF
JPMorgan U.S. Aggregate Bond ETF

[Signatures Page Follows]

J.P. Morgan Exchange-Traded Fund Trust

By:	/s/ Paul Shield
Name:	Paul Shield
Title:	Vice President & Assistant Treasurer

J.P. Morgan Investment Management Inc.

By:	/s/ Brian S. Shlissel
Name:	Brian S. Shlissel
Title:	Managing Director

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